Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVATIVE FOOD HOLDINGS, INC. ANNOUNCES CORPORATE NAME CHANGE TO HARVEST GROUP HOLDINGS, INC., A REVERSE STOCK SPLIT, AND PRIVATE PLACEMENT, IN PREPARATION FOR UPLISTING TO NASDAQ

BONITA SPRINGS, FL. (December 5, 2024) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to professional chefs, today announced significant corporate updates, including a planned name change to Harvest Group Holdings, Inc., the stockholder approval of a reverse stock split, and the successful execution of securities purchase agreements (the “SPA”) for a private placement (the “Private Placement”) to raise $3.25 million in new equity capital.

Strategic Updates in preparation for Nasdaq uplisting

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Name Change: Over the last year and a half, CEO Bill Bennett and his team have dramatically changed the focus and business model of the Company. These actions have included divesting, inactivating, or shutting down eight previously operating entities within the corporate structure, while simultaneously launching a new large retail business and new customers within its drop ship business. Accordingly, the Company will rebrand as Harvest Group Holdings, Inc. to reflect its growth strategy and new focus. The new name underscores IVFH’s commitment to its vision of delivering fresh and artisanal products from as close to the source as possible, while still being a broad enough brand to encompass the many growth opportunities ahead. The Company website, logo, and other Company branding will be updated over the coming weeks after the finalization of the name change.

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Reverse Stock Split: The Board and the holders of a majority of the Company’s issued and outstanding stock have authorized a reverse stock split of the Company’s common stock at a ratio between one-for-three and one-for-seven, which may enable the Company’s share price to meet the stock price element of the initial listing requirements of The Nasdaq Capital Market (“Nasdaq”).

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Private Placement Financing: Under the SPA, the Company will issue 2,031,250 shares of common stock at $1.60 per share, raising gross proceeds of $3.25 million. The capital raised will be used to enhance working capital and fund general corporate purposes. This modest raise, largely from Company insiders, is intended to help the Company continue to lean into its growth opportunities, and meet the minimum shareholder equity requirements of Nasdaq.

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Nasdaq Uplisting: With the above actions, the Company management believes the Company is in a strong position to navigate the uplisting process, which it is kicking off in earnest. Pending all necessary approvals, the Company hopes to complete the uplisting process in the first half of 2025.

CEO Statement

Bill Bennett, Chief Executive Officer of IVFH, commented, “These milestones represent a transformative chapter for our Company as we continue to build a strong foundation for future success. The name change to Harvest Group Holdings reflects our vision for future growth and broader market opportunities. Combined with the reverse stock split and new equity capital, these initiatives will drive shareholder value, prepare us for a Nasdaq uplisting, and enhance our ability to serve the evolving needs of our customers and partners.”

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to the Company that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in the Company’s public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

investorrelations@ivfh.com